Exhibit 99.1

News Release

SuperGen Reports 2010 First Quarter Financial Results

Reports First Quarter Net Income of $4.7 Million

Dacogen Royalty Revenue Increases 11% from Same Prior Year Period

DUBLIN, Calif., April 26, 2010 — SuperGen, Inc. (NASDAQ: SUPG) today reported financial results for the first quarter ended March 31, 2010.

“SuperGen made significant progress on all critical fronts during the first quarter of 2010, including strengthening our financial position, augmenting our team with new talent, and advancing our portfolio of discovery and development programs and our existing epigenetics partnership with GlaxoSmithKline (GSK).  Eisai and Johnson & Johnson continue to expand the worldwide market for Dacogen® (decitabine) for Injection, as demonstrated by an 11% growth in current quarter royalty revenue compared to the same prior year period,” said James S.J. Manuso, Ph.D., President and Chief Executive Officer.  “We were profitable in 2009 and for the 2010 first quarter, our financial position remains strong, and we have sufficient operating cash to fund our anticipated development initiatives during 2010 and beyond.”

Total revenues for the 2010 first quarter were $14.4 million compared with $12.9 million for the same prior year period.  Total revenues for the 2010 first quarter includes royalty revenue of $14.3 million compared with $12.9 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen.  The Company generally recognizes royalty revenue when it is received.  Total revenues for the 2010 first quarter also include $127,000 of development and license revenue for recognition of deferred revenue relating to payments received pursuant to the research and license agreement entered into with GSK during October 2009. There was no similar development and license revenue for the same prior year period.

Excluding gain on sale of products, total costs and operating expenses for the 2010 first quarter were $9.8 million, compared with $9.6 million for the same prior year period.  The primary reason for the modest increase in total costs and operating expenses for the 2010 first quarter were higher general corporate expenses offset in part by lower stock-based compensation expense.  Stock-based compensation expense, a non-cash expense that is included in operating expenses, was $247,000 for the 2010 first quarter, compared with $600,000 for the same prior year period.

There was no gain on sale of products for the 2010 first quarter whereas the prior year quarter reported $500,000.  The gain on sale of products reported for the 2009 first quarter related to the receipt of an additional payment resulting from the sale in a prior year of the worldwide rights for Nipent® (pentostatin for injection) to Mayne Pharma (acquired by Hospira, Inc. in February 2007).  The payment was not contractually due until the second quarter of 2009, although it was paid and recognized a quarter earlier.

The Company reported net income for the 2010 first quarter of $4.7 million, or $0.08 per basic and diluted share, compared with $4.0 million, or $0.07 per basic and diluted share, for the same prior year period.

As of March 31, 2010, the Company had approximately $105.5 million in unrestricted cash, cash equivalents and current and non-current marketable securities compared to $100.8 million at December 31, 2009.

2010 Annual Financial Guidance

The financial guidance for 2010 remains essentially unchanged:

•                  Royalty revenue for Dacogen is expected to increase up to 10% from the prior year to a range from $41 to $45 million.

•                  Development and license revenue is estimated at $500,000 and represents the recognition of deferred revenue relating to prior payments received pursuant to the research and license agreement with GSK.

•                  An additional payment of $700,000 related to the sale of Nipent to Hospira to be classified as gain on sale of products is expected to be received during 2010.

•                  Research and development expenses are expected to increase from the prior year to a range from $34 to $37 million.  The increase in expenses are influenced by increasing costs related to the Company’s clinical trial programs primarily for amuvatinib (MP-470), SGI-1776 and SGI-110, and ongoing product development efforts intended to advance our product pipeline and additional investment in the discovery, pre-clinical, regulatory and clinical areas.

•                  General and administrative expenses are expected to increase modestly from the prior year and are estimated to be approximately $9.5 million.

•                  Net loss is currently anticipated to be less than $1 million for the year.

•                  Included in total operating expenses is non-cash stock-based compensation expense which has been slightly reduced from our prior guidance from an estimated $3 million to $2.5 million.

•                  Average annual shares outstanding are expected to be approximately 61 million common shares.

Recent Corporate News

April 2010:  SuperGen’s clinical programs were featured in two posters in the recent American Association for Cancer Research (AACR) 101st Annual Meeting held in Washington D.C.  The posters reviewed clinical and non-clinical advances in the Company’s compounds, amuvatinib and SGI-1776.

The Stand Up To Cancer™ Scientific Dream Team in Epigenetics announced that SGI-110 has been selected as the Team’s only first-in-human compound to be investigated in the clinic.  SGI-110 is SuperGen’s next generation decitabine drug product candidate.

Conference Call Information

SuperGen will host a conference call to discuss the 2010 first quarter financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s website at http://www.supergen.com.  A webcast replay of the conference call will be available for 30 days.

About SuperGen

SuperGen is a pharmaceutical company dedicated to the discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation. The Company develops products through biochemical and clinical proof of concept to partner for further development and commercialization. For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include, but are not limited to, statements regarding our financial guidance for 2010; the sufficiency of our operating cash to fund our development initiatives this year and next; expectations about increases in royalty and development and license revenue, gains from sales of non-core assets, and increases in certain research and development expenses and operating expenses; estimates of the 2010 net loss; expectations that we will receive the balance of the purchase price for Nipent from Hospira; and estimates of non-cash stock-based compensation.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to: the ability of Eisai to generate global sales of Dacogen; risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition; the research and development of amuvatinib, SGI-1776 and SGI-110; GSK’s decision whether or not to license and then develop and commercialize the products that are the subject of that collaboration and whether any of those products will be commercially successful; and the satisfaction of the contingencies related to the sale of the worldwide rights to Nipent to Hospira.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials, and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, if our partnerships and collaborations with other parties are not successful, or if the introduction of new products is delayed, for any reason, including regulatory delay.  References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
Senior Vice President	Manager
Corporate Communications & Business Development	Investor Relations
Tel: (925) 560-2810	Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: schau@supergen.com

Consolidated Statements of Operations and Balance Sheets to follow

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2010	2009

Revenues:
Royalty revenue	$14,293	$12,913
Development and license revenue	127	—
Total revenues	14,420	12,913

Operating expenses:
Research and development	7,436	7,334
General and administrative	2,361	2,225
Gain on sale of products	—	(500)
Total operating expenses	9,797	9,059

Income from operations	4,623	3,854

Interest income	51	270
Income before income tax provision	4,674	4,124

Income tax provision	—	(130)

Net income	$4,674	$3,994
Net income per common share:
Basic	$0.08	$0.07
Diluted	$0.08	$0.07
Weighted average shares outstanding:
Basic	60,210	59,084
Diluted	60,747	59,091

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$18,490	$7,682
Marketable securities	84,134	89,515
Income tax receivable	893	904
Prepaid expenses and other current assets	1,304	1,150
Total current assets	104,821	99,251

Marketable securities, non-current .	2,906	3,570
Property, plant and equipment, net	4,107	4,205
Goodwill	731	731
Restricted cash	2,265	2,255
Other assets	505	505
Total assets	$115,335	$110,517

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,493	$2,011
Accrued liabilities	217	234
Payable to AVI BioPharma	565	565
Deferred gain on sale of products to Hospira, Inc.	50	50
Deferred revenue	509	509
Deferred rent	253	343
Accrued payroll and employee benefits	3,007	2,861
Total current liabilities	7,094	6,573

Deferred rent, non-current	17	19
Deferred revenue, non-current	1,811	1,939
Total liabilities	8,922	8,531

Total stockholders’ equity	106,413	101,986
Total liabilities and stockholders’ equity	$115,335	$110,517